Exhibit 11


          CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of the ICAP Funds, Inc.


      We  consent to the incorporation by reference  in
Post-Effective  Amendment No.  8  to  the  Registration
Statement on Form N-1A of the ICAP Funds, Inc.  of  our
report  dated  January 23, 1998, on our audits  of  the
financial  statements and financial highlights  of  the
ICAP Discretionary Equity Portfolio and the ICAP Equity
Portfolio, each a series of the ICAP Funds, Inc., which
report  is included in the Annual Report for  the  year
ended December 31, 1997, which is also incorporated  by
reference  in  the  Registration  Statement.   We  also
consent to the reference to our Firm under the captions
"Financial   Highlights"   in   the   Prospectus    and
"Independent   Accountants"   in   the   Statement   of
Additional Information.



                        /s/ Coopers & Lybrand L.L.P.

                        COOPERS  &  LYBRAND L.L.P.



Milwaukee, Wisconsin
April 27, 1998